Exhibit 10.1
[Form of 2021 Executive Leadership Team Performance-Based RSU Agreement]

CELANESE CORPORATION
2018 GLOBAL INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
DATED [Grant Date]

Pursuant to the terms and conditions of the Celanese Corporation 2018 Global Incentive Plan, you have been awarded Performance-Based Restricted Stock Units, subject to the restrictions described in this Agreement. In addition to the information included in this Award Agreement, the Participant's name and the number of Restricted Stock Units awarded can be found in the Grant Summary located in the electronic stock plan award administration system maintained by the Company or its designee that contains a link to this Agreement (which summary information is set forth in the appropriate records of the Company authorizing such award).

2021 Performance RSU Award

Target Award: [Number of Shares Granted] Units

This grant is made pursuant to the Performance-Based Restricted Stock Unit Award Agreement dated as of [Grant Date], between Celanese and [Participant Name], covering performance periods from January 1, 2021 through June 30, 2022 and January 1, 2021 through December 31, 2023, which Agreement is attached hereto and made a part hereof.

                                     © 2021 Celanese Corporation

CELANESE CORPORATION
2018 GLOBAL INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT (EXECUTIVE LEADERSHIP TEAM FORM)

    This Performance-Based Restricted Stock Unit Award Agreement (the "Agreement") is made and entered into as of [Grant Date] (the "Grant Date"), by and between Celanese Corporation, a Delaware corporation ("Celanese" and together with the participating subsidiaries that are employers of the Participants, the "Company"), and [Participant Name] (the "Participant"). Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Celanese Corporation 2018 Global Incentive Plan (as amended from time to time, the "2018 Plan").

1.    Performance RSU Award: In order to encourage the Participant's contribution to the successful performance of the Company, Celanese hereby grants to the Participant as of the Grant Date, pursuant to the terms of the 2018 Plan and this Agreement, an award (the "Award") of [Number of Shares Granted] performance-based Restricted Stock Units ("Performance RSUs") representing the right to receive, subject to the attainment of the performance goals set forth in Appendix A, the number of Common Shares to be determined in accordance with the formula set forth in Appendix A. The Participant hereby acknowledges and accepts such Award upon the terms and subject to the performance requirements and other conditions, restrictions and limitations contained in this Agreement and the 2018 Plan.
2.    Performance-Based Adjustment and Vesting:
(a)    Subject to Section 3 and Section 6 of this Agreement, fifty-percent (50%) of the Performance RSUs (the "First Tranche RSUs") are subject to adjustment for performance during the First Tranche Performance Period and fifty-percent (50%) of the Performance RSUs (the "Second Tranche RSUs") are subject to adjustment for performance during the Second Tranche Performance Period, in each case in accordance with the performance measures, targets and methodology set forth in Appendix A. The number of First Tranche Performance RSUs determined after the First Tranche Performance Period based on such performance is referred to as the "First Tranche Performance-Adjusted RSUs." The number of Second Tranche Performance RSUs determined after the Second Tranche Performance Period based on such performance is referred to as the "Second Tranche Performance-Adjusted RSUs." The First Tranche Performance-Adjusted RSUs and the Second Tranche Performance-Adjusted RSUs are collectively referred to as the "Performance-Adjusted RSUs."
(b)    Subject to Section 3 and Section 6 of this Agreement, the First Tranche Performance-Adjusted RSUs shall vest on August 15, 2022 (the "First Tranche Vesting Date") and the Second Tranche Performance-Adjusted RSUs shall vest on February 15, 2024 (the "Second Tranche Vesting Date"). The period between the Grant Date and the First Tranche Vesting Date shall be referred to as the "First Tranche Vesting Period" and the period between the Grant Date and the Second Tranche Vesting Date shall be referred to as the "Second Tranche Vesting Period."

                                     © 2021 Celanese Corporation

3.    Effects of Certain Events:
(a)    If the Participant's employment with the Company is terminated by the Company without Cause or due to the Participant's Retirement prior to the Second Tranche Vesting Date (other than as provided in Section 3(b)), then:
(i) in all such cases the unvested Performance RSUs shall remain subject to adjustment for performance as provided in Section 2(a) above, including if such termination of employment occurs during the First Tranche Performance Period or Second Tranche Performance Period, as applicable;
(ii) if such termination occurs prior to the First Tranche Vesting Date, a prorated number of the First Tranche Performance-Adjusted RSUs will vest on the First Tranche Vesting Date in an amount equal to (x) the unvested First Tranche Performance-Adjusted RSUs in the First Tranche Vesting Period multiplied by (y) a fraction, the numerator of which is the number of complete and partial calendar months from the Grant Date to the date of termination, and the denominator of which is the number of complete and partial calendar months in the First Tranche Vesting Period, such product to be rounded up to the nearest whole number; and
(iii) if such termination occurs after First Tranche Vesting Date, a prorated number of the Second Tranche Performance-Adjusted RSUs will vest on the Second Tranche Vesting Date in an amount equal to (x) the unvested Second Tranche Performance-Adjusted RSUs in the Second Tranche Vesting Period multiplied by (y) a fraction, the numerator of which is the number of complete and partial calendar months following the 18-month anniversary of the Grant Date to the date of termination, and the denominator of which is eighteen, such product to be rounded up to the nearest whole number.
Such prorated Performance-Adjusted RSUs will be settled following the First Tranche Vesting Date and/or Second Tranche Vesting Date, as applicable, in accordance with the provisions of Section 4, subject to any applicable taxes under Section 7 upon such vesting and settlement. The remaining portion of the Award shall be immediately forfeited and cancelled without consideration as of the date of the Participant's termination of employment. To the extent permitted by applicable country, state or province law, as consideration for the vesting provisions upon Retirement contained in this Section 3(a), upon Retirement, the Participant shall enter into a departure and general release of claims agreement with the Company that includes two-year noncompetition and non-solicitation covenants in a form acceptable to the Company.
If at any time on or before the First Tranche Vesting Date or Second Tranche Vesting Date, as applicable, the Company determines, in its sole discretion, that the Participant engaged in an act constituting Cause, the Participant's employment shall be considered to have been terminated for Cause, and his or her Award shall be forfeited and cancelled without consideration pursuant to Section 3(d), regardless of whether the Participant's termination initially was considered to have been without Cause. In each such case, the provisions of Section 3(a)(i) and (ii) are inapplicable.
(b)    Notwithstanding any provision herein to the contrary, if the Participant's employment with the Company is terminated by the Company in connection with a Qualifying Disposition, as determined by the Company in its sole discretion, other than for Cause, and regardless of whether the Participant is then eligible for Retirement or is offered employment with the acquiror or successor, then:

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(i) a prorated number of the unvested Performance RSUs determined in accordance with the provisions of Section 3(a) had those provisions applied shall remain subject to adjustment for performance as provided in Section 2(a) above, including if such termination of employment occurs during the First Tranche Performance Period or Second Tranche Performance Period, and shall be settled in accordance with the provisions of Section 3(a); and
(ii) the remaining number of the unvested Performance RSUs that would have otherwise been forfeited had the provisions of Section 3(a) applied shall remain subject to adjustment for performance as provided in Section 2(a) above, including if such termination of employment occurs during the First Tranche Performance Period or Second Tranche Performance Period, and any such Performance-Adjusted RSUs will vest and be settled in accordance with the provisions of Section 4, subject to any applicable taxes under Section 7 upon such vesting and settlement.
Notwithstanding the foregoing, in case of a termination of employment covered by this Section 3(b), if the Committee determines that the Participant has been offered employment with the acquiror or successor and in connection with that employment will receive a substitute award from the acquiror or successor with an equivalent (or greater) economic value and no less favorable vesting conditions as this Award, the Committee, in its sole discretion, may determine not to provide for the additional vesting under clause (ii) of this Section 3(b).
(c)    If the Participant's employment with the Company is terminated due to the Participant's death or Disability prior to the Second Tranche Vesting Date, then a prorated number of the unvested Performance RSUs will vest in an amount equal to:
(i) if such termination occurs prior to the First Tranche Vesting Date, (1) the Target number of First Tranche Performance RSUs granted hereby, multiplied by (2) a fraction, the numerator of which is the number of complete and partial calendar months from the Grant Date to the date of termination, and the denominator of which is the number of complete and partial calendar months in the First Tranche Vesting Period, such product to be rounded up to the nearest whole number; and
(ii) if such termination occurs after First Tranche Vesting Date (1) the Target number of Second Tranche Performance RSUs granted hereby, multiplied by a fraction, the numerator of which is the number of complete and partial calendar months following the 18-month anniversary of the Grant Date to the date of termination, and the denominator of which is eighteen, such product to be rounded up to the nearest whole number.
The prorated number of Performance RSUs shall immediately vest and a number of Common Shares equal to such prorated number of Performance RSUs described above shall be delivered to the Participant or beneficiary within thirty (30) days following the date of termination, subject to the provisions of Section 7. The remaining portion of the Award shall be immediately forfeited and cancelled without consideration as of the date of the Participant's termination of employment for death or Disability.

                                     © 2021 Celanese Corporation

(d)    Upon the termination of a Participant's employment with the Company for any other reason prior to the First Tranche Vesting Date, the entire Award shall be immediately forfeited and cancelled without consideration as of the date of the Participant's termination of employment. Upon the termination of a Participant's employment with the Company for any other reason on or following the First Tranche Vesting Date and prior to the Second Tranche Vesting Date, the remaining unvested Award (i.e., the Second Tranche Performance RSUs) shall be immediately forfeited and cancelled without consideration as of the date of the Participant's termination of employment.
A Participant's employment will be considered to have been terminated for Cause, and the unvested portion of the Award forfeited and cancelled without consideration, if the Company determines, in its sole discretion, that the Participant engaged in an act constituting Cause at any time prior to the First Tranche Vesting Date or Second Tranche Vesting Date, as applicable, regardless of whether the Participant's termination initially was considered to have been without Cause.
4.    Settlement of Performance RSUs: The Committee shall determine the Performance-Adjusted RSUs as soon as administratively practicable following the computation of the Company's performance for the First Tranche Performance Period and Second Tranche Performance Period as applicable (but not later than 2 ½ months after the end of the First Tranche Performance Period and the Second Tranche Performance Period as applicable (i.e., September 15, 2022 for the First Tranche RSUs and March 15, 2024 for the Second Tranche RSUs)). The actual date of such determination is referred to as the "Performance Certification Date." Subject to Sections 2, 3, 5, 6 and 7 of this Agreement, the Company shall deliver to the Participant (or to a Company-designated brokerage firm or plan administrator) as soon as administratively practicable after the applicable Performance Certification Date (but not later than 2 ½ months after the end of the First Tranche Performance Period and the Second Tranche Performance Period (i.e., September 15, 2022 for the First Tranche RSUs and March 15, 2024 for the Second Tranche RSUs)), in complete settlement of the Performance-Adjusted RSUs vesting on such First Tranche Vesting Date and Second Tranche Vesting Date, a number of Common Shares equal to the First Tranche Performance-Adjusted RSUs and Second Tranche Performance-Adjusted RSUs, as applicable, determined in accordance with this Agreement.
5.    Rights as a Stockholder: The Participant shall have no voting, dividend or other rights as a stockholder with respect to the Award until the Performance RSUs have vested and Common Shares have been delivered pursuant to this Agreement.
6.    Change in Control; Dissolution:
(a)    Notwithstanding any other provision of this Agreement to the contrary, upon the occurrence of a Change in Control, with respect to any unvested Performance RSUs granted pursuant to this Agreement that have not previously been settled or forfeited:
(i)    If (i) a Participant's rights to the unvested portion of the Award are not adversely affected in connection with the Change in Control, or, if adversely affected, a substitute award with an equivalent (or greater) economic value and no less favorable vesting conditions is granted to the Participant upon the occurrence of a Change in Control, and (ii) the Participant's employment is terminated by the Company (or its successor) without Cause within two years following the Change in Control, then Performance RSUs in an amount equal to the higher of (A) the Target number of Performance RSUs granted hereby (or, as applicable, the substitute award) less the Target

                                     © 2021 Celanese Corporation

number of First Tranche Performance RSUs in the event the First Tranche Performance Adjusted RSUs have previously been settled or (B) the number of Performance RSUs payable based on estimated Company performance during the First Tranche Performance Period and Second Tranche Performance Period, as applicable, through the Change in Control as determined by the Committee in accordance with this Agreement, shall immediately vest and a number of Common Shares equal to the number of Performance RSUs so determined shall be delivered to the Participant within thirty (30) days following the date of termination, subject to the provisions of Section 7.
(ii)    If a Participant's right to the unvested portion of the Award is adversely affected in connection with the Change in Control and a substitute award is not made pursuant to Section 6(a)(i) above, then upon the occurrence of a Change in Control, a number of Performance RSUs equal to the higher of (A) the Target number of Performance RSUs granted hereby less the Target number of First Tranche Performance RSUs in the event the First Tranche Performance Adjusted RSUs have previously been settled or (B) the number of Performance RSUs payable based on estimated Company performance during the First Tranche Performance Period and Second Tranche Performance Period, as applicable, through the Change in Control as determined by the Committee in accordance with this Agreement, shall immediately vest and a number of Common Shares equal to the number of Performance RSUs so determined shall be delivered to the Participant within thirty (30) days following the occurrence of the Change in Control, subject to the provisions of Section 7.
(b)    Notwithstanding any other provision of this Agreement to the contrary, in the event of a corporate dissolution of the Company that is taxed under Section 331 of the Internal Revenue Code of 1986, as amended, then in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(A), this Agreement shall terminate and any Performance RSUs granted pursuant to this Agreement that have not previously been forfeited shall immediately become Common Shares and shall be delivered to the Participant within thirty (30) days following such dissolution.
7.    Income and Other Taxes: The Company shall not deliver Common Shares in respect of any vested Performance RSUs unless and until the Participant has made arrangements satisfactory to the Committee to satisfy applicable withholding tax obligations for U.S. federal, state, and local income taxes (or the foreign counterpart thereof) and applicable employment taxes. Unless otherwise permitted by the Committee, withholding shall be effectuated by withholding Common Shares in connection with the vesting and/or settlement of Performance-Adjusted RSUs. Withholding shall be effected using a rate or method chosen by the Company consistent with ASC Topic 718 (or any successor applicable equity accounting standard applicable to this Award) and the U.S. Internal Revenue Service withholding regulations or other applicable tax requirements, not to exceed maximum statutory rates. The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the vesting or settlement of Performance-Adjusted RSUs from any amounts payable by it to the Participant (including, without limitation, future cash wages). The Participant acknowledges and agrees that amounts withheld by the Company for taxes may be less than amounts actually owed for taxes by the Participant in respect of the Award. Any vested Performance-Adjusted RSUs shall be reflected in the Company's records as issued on the respective dates of issuance set forth in this Agreement, irrespective of whether delivery of such Common Shares is pending the Participant's satisfaction of his or her withholding tax obligations.

                                     © 2021 Celanese Corporation

8.    Securities Laws: The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Common Shares issued as a result of the vesting or settlement of the Performance RSUs, including without limitation (a) restrictions under an insider trading policy, and (b) restrictions as to the use of a specified brokerage firm for such resales or other transfers. Upon the acquisition of any Common Shares pursuant to the vesting or settlement of the Performance-Adjusted RSUs, the Participant will make or enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement and the 2018 Plan. All accounts in which such Common Shares are held or any certificates for Common Shares shall be subject to such stop transfer orders and other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or quotation system upon which the Common Shares are then listed or quoted, and any applicable federal or state securities law, and the Company may cause a legend or legends to be put on any such certificates (or other appropriate restrictions and/or notations to be associated with any accounts in which such Common Shares are held) to make appropriate reference to such restrictions.
9.    Non-Transferability of Award: The Performance RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that the Participant may designate a beneficiary, on a form provided by the Company, to receive any portion of the Award payable hereunder following the Participant's death.
10.    Other Agreements; Release of Claims: Subject to Sections 10(a), 10(b) and 10(c) of this Agreement, this Agreement and the 2018 Plan constitute the entire understanding between the Participant and the Company regarding the Award, and any prior and/or contemporaneous agreements, understandings, representations, discussions, commitments or negotiations concerning the Award, whether written or oral, are superseded. No oral statements or other prior written material not specifically incorporated into this Agreement, other than the 2018 Plan, shall be of any force or effect.
(a)    The Participant acknowledges that as a condition to the receipt of the Award, the Participant:
(1)    shall have delivered to the Company an executed copy of this Agreement;
(2)    shall be subject to the Company's stock ownership guidelines, to the extent applicable to the Participant;
(3)    shall be subject to policies and agreements adopted by the Company from time to time, and applicable laws and regulations, requiring the repayment by the Participant of incentive compensation under certain circumstances, including that certain Celanese Corporation Incentive Compensation Recoupment Policy adopted by the Committee on October 16, 2019 (collectively, "Clawback Policies"), without any further act or deed or consent of the Participant; and
(4)    shall have delivered to the Company an executed copy of the current form of Long-Term Incentive Claw-Back Agreement, as determined by the Committee in its sole discretion. For purposes hereof, "Long-Term Incentive Claw-Back Agreement" means an agreement between the Company and the Participant associated with the grant

                                     © 2021 Celanese Corporation

of long-term incentives of the Company, which contains terms, conditions, restrictions and provisions regarding one or more of (i) noncompetition by the Participant with the Company, and its customers and clients; (ii) non-solicitation and non-hiring by the Participant of the Company's employees, former employees or consultants; (iii) maintenance of confidentiality of the Company's and/or clients' information, including intellectual property; (iv) nondisparagement of the Company; and (v) such other matters deemed necessary, desirable or appropriate by the Company for such an agreement in view of the rights and benefits conveyed in connection with an award.
(b)    The Participant acknowledges that if the Participant violates any of the terms or provisions of the Clawback Policies or the Long-Term Incentive Claw-Back Agreement, whether before or after termination of employment, then the Company will, to the fullest extent permitted by applicable law, (i) terminate the Participant's rights in any unvested Performance RSUs under this Award, and (ii) claw back (i.e., recover) all Common Shares previously issued under this Award.
(c)    If the Participant is a non-resident of the U.S., there may be an addendum containing special terms and conditions applicable to awards in the Participant's country. The issuance of the Award to any such Participant is contingent upon the Participant executing and returning any such addendum in the manner directed by the Company.
11.    Not a Contract for Employment; No Acquired Rights; Agreement Changes: This Agreement and the Award evidenced hereby are not an employment agreement, and nothing in this Agreement, the International Supplement, if applicable, or the 2018 Plan shall alter the Participant's status as an "at-will" employee of the Company or your employment status at the Company. None of this Agreement, the International Supplement, if applicable, or the 2018 Plan shall be construed as guaranteeing your employment by the Company, or as giving you any right to continue in the employ of the Company, during any period (including without limitation the period between the Date of the Agreement and the First Tranche Vesting Date and Second Tranche Vesting Date, or any portion of such period), nor shall they be construed as giving you any right to be reemployed by the Company following any termination of employment. This Agreement and the Award evidenced hereby, and all other long-term incentive awards and other equity-based awards, are discretionary. This Award does not confer on the Participant any right or entitlement to receive another Award or any other equity-based award at any time in the future or in respect of any future period. The Company has made this Award to you in its sole discretion. This Award does not confer on you any right or entitlement to receive compensation in any specific amount for any future year, and does not diminish in any way the Company's discretion to determine the amount, if any, of your compensation. This Award is not part of your base salary or wages and will not be taken into account in determining any other employment-related rights you may have, such as rights to pension or severance pay. The Company has the right, at any time and for any reason, to amend, suspend or terminate the 2018 Plan; provided, however, that no such amendment, suspension, or termination shall adversely affect the Participant's rights hereunder.
12.    Severability: Should any provision of this Agreement be declared or held to be illegal, invalid or otherwise unenforceable, (a) such provision shall either be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise severed, (b) the remainder of this Agreement shall not be affected except to the extent necessary to reform or sever such illegal, invalid or unenforceable provision, and (c) in no event should such partial invalidity affect the remainder of this Agreement, which shall still be enforced.

                                     © 2021 Celanese Corporation

13.    Further Assurances: Each party shall cooperate and take such action as may be reasonably requested by either party hereto in order to carry out the provisions and purposes of this Agreement.
14.    Binding Effect: The Award and this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.
15.    Electronic Delivery: By executing this Agreement, the Participant hereby consents to the delivery of any and all information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws), in whole or in part, regarding the Company and its subsidiaries, the 2018 Plan, and the Award via electronic mail, the Company's or a plan administrator's web site, or other means of electronic delivery.
16.    Personal Data: By accepting the Award under this Agreement, the Participant hereby consents to the Company's use, dissemination and disclosure of any information pertaining to the Participant that the Company determines to be necessary or desirable for the implementation, administration and management of the 2018 Plan.
17.    Miscellaneous:
(a)    Governing Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be governed by, construed under and interpreted in accordance with the laws of the State of Delaware, without regard to its conflicts of laws rules.
(b)    Notice. The Participant is reminded to read the following carefully and after consulting with counsel of their choice:
The Participant agrees that the following provisions requiring arbitration, prohibiting recovery of attorneys' fees, waiving class actions and mass actions, waiving the right to a jury trial, waiving any right to seek punitive damages, limiting actual damages, and limiting remedies by waiving any right to injunctive or other equitable or legal relief are and were an important part of the Company's decision to adopt the Operative Documents and for Participant to be offered this Agreement. The Participant understands and agrees that absent the foregoing provisions, the Operative Documents would not have been offered or entered into or would have materially changed. The Participant acknowledges the benefits of receiving potential incentive awards. In reliance on the Participant's intent to abide by and enter into the following provisions, the parties have entered into the Operative Documents.
(c)    MANDATORY ARBITRATION. All disputes arising out of or related in any manner to the Operative Documents shall be resolved exclusively by arbitration to be conducted only in the county and state of Dallas, Texas in accordance with the rules of the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration ("CPR") applying the laws of Delaware and by a sole arbitrator. Within 45 days of the service of any demand for arbitration, the parties shall attempt to mutually agree on the appointment of an arbitrator and may seek names of potential arbitrators from CPR for their consideration. Failing agreement on selection of an agreed arbitrator, upon written request of either party, CPR shall appoint a single arbitrator in accordance with its rules, with the parties expressing a contractual preference for the selection of a retired judge with at least 10 years of judicial experience. Discovery shall be as provided by the CPR rules. The arbitration award shall be in writing and shall include a reasoned opinion by the Arbitrator. Consistent with the waiver of

                                     © 2021 Celanese Corporation

all claims to punitive or exemplary damages, the Arbitrator shall have no authority to award such damages. The parties understand that their right to appeal or to seek modification of any ruling or award of the arbitrator is severely limited, if any. Awards issued by the arbitrator shall be final and binding, and judgment may be entered on it in any court of competent jurisdiction. All parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrator. Any and all disputes regarding this arbitration provision and its enforceability shall be exclusively submitted to the United States District Court for the District of Delaware, if it has jurisdiction, and failing that, to the Delaware state court in Wilmington, Delaware.
(d)    NO RECOVERY OF ATTORNEYS' FEES AND COSTS. Each party agrees that in any litigation or proceeding between the parties arising out of, connected with, related to, or incidental to the relationship between them in connection with the Operative Documents, each party shall bear all of its own attorneys' fees and costs regardless of which party prevails, except when prohibited by applicable law.
(e)    CLASS ACTION AND MASS ACTION WAIVER. As part of this provision of arbitration as the contracted method of all dispute resolution under this Agreement, any claim, whether brought in a court of law or in arbitration, must be brought in the Participant's individual capacity, and not as a representative of any purported class or as a "mass action" (involving multiple plaintiffs) ("Class/Mass Action"). The parties expressly waive any ability to maintain any Class/Mass Action in any forum. The arbitrator shall not have authority to combine or aggregate similar claims or conduct any Class/Mass Action nor make an award to any person or entity not a party to the arbitration. Any claim that all or part of this Class/Mass Action waiver is unenforceable, unconscionable, void, or voidable may be determined only by a court of competent jurisdiction and not by an arbitrator. The Participant understands that but for this Agreement, he or she would have had a right to litigate through a court, to have a judge or jury decide the case and to be party to a Class/Mass Action. However, in exchange for the potential incentive awards provided herein and the receipt of the benefit of arbitration, the Participant understands and chooses to have only his or her individual claims decided, each in a separate case, by an arbitrator.
(f)    WAIVER OF JURY TRIAL. To the extent permitted by applicable law and expressly because of the complexity of the matters in the Operative Documents, each party waives any right to have a jury participate in resolving any dispute arising out of or relating to the Operative Documents.
(g)    WAIVER OF PUNITIVE AND EXEMPLARY DAMAGE CLAIMS. The Participant waives, to the fullest extent allowed by law, any claims or rights to recover punitive, exemplary or similar damages.
(h)    LIMIT ON ACTUAL DAMAGES. In no event may the actual damages awarded to the Participant in a dispute arising out of or relating to the Operative Documents exceed the Fair Market Value of the Performance RSU Target Award set forth on the first page of this Agreement as of the vesting date, reduced by the value of any shares or payments previously received under this Agreement (the "Damages Limit"). The Participant knowingly, voluntarily and irrevocably waives and releases any claim to damages in excess of this Damages Limit.
(i)    LIMITATION OF REMEDIES. Except when prohibited by applicable law, the procedures and remedies set forth in this Agreement shall constitute the sole remedies available to the Participant. In no event shall the Participant seek equitable relief, injunctive

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relief, or otherwise bring claims directly or derivatively for ultra vires, corporate waste, breach of fiduciary duty, or any other claim or cause of action, whether legal or equitable, sounding in contract or tort. Nothing in this clause is intended to waive or limit any claim brought pursuant to any federal or state statute related to the protection of civil rights. Should any provision in this Agreement be found by a court of competent jurisdiction, after all appellate rights are exhausted, to be unenforceable or void, the Parties expressly agree to sever such provision and to otherwise proceed to dispute resolution with the remaining provisions in the Mandatory Arbitration provisions.
18.    Performance RSUs Subject to Plan: By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the 2018 Plan and the 2018 Plan's prospectus. The Performance RSUs and the Common Shares issued upon settlement of such Performance RSUs are subject to the 2018 Plan, which is hereby incorporated by reference. In the event of any conflict between any term or provision of this Agreement and a term or provision of the 2018 Plan, the applicable terms and provisions of the 2018 Plan shall govern and prevail.
19.    Validity of Agreement: This Agreement shall be valid, binding and effective upon the Company on the Grant Date. The Participant must accept this Agreement electronically pursuant to the online acceptance procedure established by the Company within ninety (90) days; otherwise the Company may, in its sole discretion, rescind the Award in its entirety.
20.    Headings: The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.
21.    Compliance with Section 409A of the Internal Revenue Code: Notwithstanding any provision in this Agreement to the contrary, this Agreement will be interpreted and applied so that the Agreement does not fail to meet, and is operated in accordance with, the requirements of Section 409A of the Code. The Company reserves the right to change the terms of this Agreement and the 2018 Plan without the Participant's consent to the extent necessary or desirable to comply with the requirements of Code Section 409A. Further, in accordance with the restrictions provided by Treasury Regulation Section 1.409A-3(j)(2), any subsequent amendments to this Agreement or any other agreement, or the entering into or termination of any other agreement, affecting the Performance RSUs provided by this Agreement shall not modify the time or form of issuance of the Performance RSUs set forth in this Agreement. In addition, if the Participant is a "specified employee" within the meaning of Code Section 409A, as determined by the Company, any payment made in connection with the Participant's separation from service shall not be made earlier than six (6) months and one day after the date of such separation from service to the extent required by Code Section 409A.
22.    Definitions: The following terms shall have the following meanings for purposes of this Agreement, notwithstanding any contrary definition in the 2018 Plan:
(a)    "Adjusted Earnings Per Share" or "Adjusted EPS" means a measure used by the Company's management to measure performance, defined as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, certain items, refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method and further adjusted for certain items as determined by the Company (consistent with the provisions of Section 13(b) of the 2018 Plan) and as approved by the Committee.

                                     © 2021 Celanese Corporation

Note: The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities, where applicable, and specifically excludes changes in uncertain tax positions, discrete items and other material items adjusted out of our GAAP earnings for adjusted earnings per share purposes, and changes in management's assessments regarding the ability to realize deferred tax assets. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual GAAP tax rate in any given future period.
(b)    "Adjusted EBIT" means net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, refinancing expense and taxes, and further adjusted for certain items attributable to Celanese Corporation as determined by the Company (consistent with the provisions of Section 13(b) of the 2018 Plan) and as approved by the Committee.
(c)    "Cause" means, as determined by the Company in its sole discretion, (i) the Participant's willful failure to perform the Participant's duties to the Company (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by the Company to the Participant of such failure, (ii) the Participant's conviction of, or a plea of nolo contendere to, (x) a felony under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude, (iii) the Participant's willful malfeasance or willful misconduct which is demonstrably injurious to the Company or its affiliates, (iv) any act of fraud by the Participant, (v) any violation of the Company's business conduct policy, (vi) any violation of the Company's policies concerning harassment or discrimination by the Participant, (vii) the Participant's conduct that causes harm to the business reputation of the Company or its affiliates, or (viii) the Participant's breach of any confidentiality, intellectual property, noncompetition or non-solicitation provisions applicable to the Participant under the Long-Term Incentive Claw-Back Agreement or any other agreement between the Participant and the Company. "Cause" shall be determined by the Company in its sole discretion, and such determination shall be final, binding, and conclusive on the Participant.

                                     © 2021 Celanese Corporation

(d)    "Change in Control" means:
(i)    any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this subparagraph, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (iv) any acquisition pursuant to a transaction that complies with clauses (A), (B) or (C) in paragraph (iii) of this definition; or
(ii)    individuals who, as of the effective date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii)    consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a "Business Combination"), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation,

                                     © 2021 Celanese Corporation

except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(iv)    approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, if it is determined that an Award hereunder is subject to the requirements of Section 409A and the Change in Control is a "payment event" under Section 409A for such Award, the Company will not be deemed to have undergone a Change in Control unless the Company is deemed to have undergone a "change in control event" pursuant to the definition of such term in Section 409A.
(e)    "Disability" has the same meaning as "Disability" in the Celanese Corporation 2008 Deferred Compensation Plan or such other meaning as determined by the Committee in its sole discretion, provided that in all events a "Disability" under this Agreement shall constitute a "disability" within the meaning of Treasury Regulation Section 1.409A-3(i)(4).
(f)    "First Tranche Performance Period" means the 18-month period from January 1, 2021 through June 30, 2022.
(g)    "Operative Documents" means the 2018 Plan and this Agreement.
(h)    "Peer Group" means, subject to the provisions below, entities included in the S&P 500 as of December 31, 2020. This is a "closed group"; therefore, changes in the Peer Group during the period specified in the definition of Total Stockholder Return, shall be handled as follows:
(1)    Closed Group: The composition of the Peer Group will be determined on the date specified above, and "frozen" as of that date; subsequent changes to the composition of the index will not change the Peer Group. Companies will not be market capitalization weighted.
(2)    Multiple Class Companies: If a company in the S&P500 has more than one class of shares trading, only the "Class A" shares will be included in the Peer Group.
(3)    Acquisitions: If a company in the Peer Group is acquired during the Performance Period, such company is excluded from the Peer Group for purposes of the TSR calculation.
(4)    Spinoffs: The surviving parent entity will be retained in the Peer Group, by treating the value of the spinco as a reinvested dividend in parent stock.
(5)    Bankruptcy: If a company in the Peer Group files for bankruptcy protection or is otherwise insolvent during the Performance Period, such company shall remain in the Peer Group but shall be assigned the lowest ranked TSR.

                                     © 2021 Celanese Corporation

(6)    No Trading: If a company is in the S&P500 but is not trading as of December 31, 2020, then it will be excluded from the Peer Group. If a company in the Peer Group is otherwise no longer publicly traded on the last day of the Performance Period, such company shall remain in the Peer Group but shall be assigned the lowest possible ranking for TSR.
(i)    "Qualifying Disposition" means a sale or other disposition by the Company or one or more subsidiaries of all or part of a business, business unit, segment or subsidiary in a stock, asset, merger or other similar transaction or combination thereof, and determined by the Committee to be a Qualifying Disposition.
(j)     "Relative Total Stockholder Return" or "Relative TSR" is assessed in comparison of the percentile rank in TSR to the Peer Group. The lowest ranked company will be the 0% rank, the middle ranked company will be the 50th percentile rank and the top ranked company will be the 100th percentile rank.
(k)    "Retirement" of the Participant shall mean a voluntary separation from service on or after the date when the Participant is both fifty-five (55) years of age and has ten years of service with the Company, as determined by the Company in its discretion based on payroll records. Retirement shall not include voluntary separation from service in which the Company could have terminated the Participant's employment for Cause.
(l)    "Return on Capital Employed" or "ROCE" means a measure used by the Company's management to measure performance and is defined as Adjusted EBIT divided by capital employed, which is the beginning and end-of-year average of the sum of property, plant and equipment, net; trade working capital (calculated as trade receivables, net plus inventories less trade payables – third party and affiliates); goodwill; intangible assets, and investments in affiliates, adjusted to eliminate noncontrolling interests, and certain items as determined by the Company (consistent with the provisions of Section 13(b) of the 2018 Plan) and as approved by the Committee.
(m)    "Second Tranche Performance Period" means the three-year period from January 1, 2021 through December 31, 2023.
(n)    "Settlement Date" means the date that Common Shares are delivered to the Participant following the First Tranche Vesting Date and Second Tranche Vesting Date, as applicable.
(o)    "Total Stockholder Return" or "TSR" measures the percent change in share price from the beginning of the Performance Period to the end of the Performance Period and assumes immediate reinvestment of dividends when declared at the closing share price on the date declared. The beginning share price will be calculated as an average of 60 data points: the closing share price on December 31, 2020 and the closing share price for each of the -59 trading days from such date. The ending share price will be calculated as an average of 60 data points: (i) for the First Tranche Performance Period, the closing share price on June 30, 2022 and the closing share price for each of the -59 trading days from June 30, 2022 and (ii) for the Second Tranche Performance Period, the closing share price on December 31, 2023 and the closing share price for each of the -59 trading days from December 31, 2023.
[signatures appear on following page]

                                     © 2021 Celanese Corporation

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer.
CELANESE CORPORATION

/s/ Lori J. Ryerkerk
By: Lori J. Ryerkerk
Chairman, Chief Executive Officer and President

APPENDIX A
CALCULATION OF THE PERFORMANCE-BASED VESTING
Performance-Based Vesting Calculations
The Performance RSUs are subject to adjustment based on the achievement of specified levels of:
(i) the Company's Adjusted EPS during the First Tranche Performance Period or Second Tranche Performance Period, as applicable, weighted 70% and, subject to potential adjustment based on the Company's Relative TSR during the First Tranche Performance Period or Second Tranche Performance Period, as applicable*; and
(ii) the Company's ROCE during the First Tranche Performance Period or Second Tranche Performance Period, as applicable, weighted 30%.
Each metric will be calculated separately for each of the First Tranche Performance RSUs and Second Tranche Performance RSUs based on the targets set forth below. The results of each metric will determine the number of Performance RSUs earned for that metric. The total award will be the addition of the total number of Performance RSUs earned for each of the two performance metrics. The number of Performance RSUs determined after such adjustments (and subject further to the additional vesting requirements of Section 2(b) of the Agreement) are referred to as the "Performance-Adjusted RSUs." Fractional shares earned based on the Adjusted EPS goal and the ROCE goal will be added together and rounded up to the nearest whole share. No fractional shares will be issued.

* Note: The provisions that relate to Relative TSR shall apply to certain of the Company's Executive Officers and such other Participants as the Committee shall determine. Other Participants shall have the same Performance RSU without the Relative TSR feature. Definitions germane only to the Relative TSR feature will be removed from the award agreement for such Participants.

                                     © 2021 Celanese Corporation

A. Calculation of Performance Adjustment based on the Adjusted EPS Results
The following table outlines the percentage of the First Tranche Performance RSUs and Second Tranche Performance RSUs that may become earned based on Adjusted EPS performance during the First Tranche Performance Period and Second Tranche Performance Period as applicable.

Adjusted EPS (70% weighting)	Result	Goal Achievement for First Tranche Performance Period[1]	Goal Achievement for Second Tranche Performance Period[1]	Performance Adjustment Percentage[2]
	Below Threshold	Less than $[●]	Less than $[●]	0
	Threshold	$[●]	$[●]	0.5
	Target	$[●]	$[●]	1
	Superior	$[●]or more	$[●] or more	2
________________________________
1 To the extent not otherwise included as an adjustment to Adjusted EPS (as defined) or ROCE (as defined), if
(a) the historic financial statements of the Company for period(s) ending prior to the First Tranche Performance Period or Second Tranche Performance Period, as applicable, are retrospectively recast in connection with a change in accounting principle or method adopted during the First Trance Performance Period or Second Tranche Performance Period, as applicable,
(b) the Company effects a material acquisition, disposition, merger, spin-off or other similar transaction, or enters/exits a joint venture, affecting the Company or any subsidiary or any portion thereof, during the First Tranche Performance Period or Second Tranche Performance Period, as applicable,
(c) the Company suffers or incurs items of gain, loss or expense determined to be unusual in nature, or charges for restructurings, discontinued operations, or any other unusual or infrequent items, or any other event materially outside the scope of those anticipated in the Company’s operating plans,
(d) there are changes in tax law or other such laws or provisions affecting reported results,
(e) the Company establishes accruals or reserves, or impairs assets, for reorganization or restructuring programs, and/or
(f) the Company incurs or is adversely affected by any other eventuality contemplated by the last sentence of Section 13(b) of the 2018 Plan, then in each such case where the amount is significant to the Company, the Committee shall adjust the performance goals or level of assessed performance as described in this Appendix A to ensure that the Participant is not unfairly advantaged or disadvantaged by any of the events described in items (a)-(f).
2 For the First Tranche Performance RSUs, if the Company’s Relative TSR for the First Tranche Performance Period is in the bottom half (i.e., <50th percentile), then the Performance Adjustment Percentage will be limited to 100%. In such event the resulting Performance Adjustment Percentage will be the lower of [i] the actual amount earned (without reference to this Relative TSR adjustment) or [ii] 100%. For the Second Tranche Performance RSUs, if the Company's Relative TSR for the Second Tranche Performance Period is in the bottom quartile (i.e., <25th percentile), then the Performance Adjustment Percentage will be limited to 150%. In such event the resulting Performance Adjustment Percentage will be the lower of [i] the actual amount earned (without reference to this Relative TSR adjustment) or [ii] 150%.

                                     © 2021 Celanese Corporation

The Performance Adjustment Percentage for Adjusted EPS for the First Tranche Performance Period and Second Tranche Performance Period shall be calculated by straight-line interpolation for results achieved between Threshold and Target, or for results achieved between Target and Superior. No Performance RSUs will be earned for the Adjusted EPS component for the First Tranche Performance Period or Second Tranche Performance Period if Goal Achievement is Below Threshold.
B. Calculation of Performance Adjustment based on the ROCE Results
The following table outlines the percentage of the First Tranche Performance RSUs and Second Tranche Performance RSUs that may become earned based on ROCE performance during the First Tranche Performance Period and Second Tranche Performance Period, as applicable.

ROCE (30% weighting)	Result	Goal Achievement for First Tranche Performance Period[1]	Goal Achievement for Second Tranche Performance Period[1]	Performance Adjustment Percentage
	Below Threshold	Less than [●]%	Less than [●]%	0
	Threshold	[●]%	[●]%	0.5
	Target	[●]% - [●]%	[●]% - [●]%	1
	Superior	[●]% or more	[●]% or more	2

The Performance Adjustment Percentage for ROCE for the First Tranche Performance Period and Second Tranche Performance Period shall be calculated by straight-line interpolation for results achieved between Threshold and Target, or for results achieved between Target and Superior. No Performance RSUs will be earned for the ROCE component for the First Tranche Performance Period or Second Tranche Performance Period, as applicable, if Goal Achievement is Below Threshold.
C. Adjustments In Case of Certain Dispositions
In the event of a sale or other disposition by the Company or one or more subsidiaries of all or part of a business, business unit, segment or subsidiary in a stock, asset, merger or other similar transaction or combination thereof, if such transaction is determined by the Committee to constitute a "change in ownership or control" within the meaning of Section 280G of the Code (and regardless of whether such transaction also constitutes a "Change in Control" as defined in this Agreement) (e.g., a sale or other disposition of assets of the Company that have a gross fair market value equal to or more than one-third of the total gross fair market value of all assets of the Company immediately before such transaction), the Committee may, in addition to or in lieu of any permitted adjustments to the performance goals or performance provided above, in its discretion take any action as determined to be equitable to reflect the closing of the transaction, including, but not limited to: (i) adjust the performance vesting conditions in any manner, including substituting new or additional performance goals, over the remaining First Tranche Performance Period or Second Tranche Performance Period, as applicable, (ii) cease the measurement of performance as of the closing of the transaction and adjust the Award to a time-vesting Award over the remainder of the First Tranche Performance Period or Second Tranche Performance Period, as applicable (at target, based on actual or projected performance at the time of the transaction, or on any other basis as the Committee may determine), or (iii) accelerate the vesting of all or any portion of the Award.

                                     © 2021 Celanese Corporation